EXHIBIT 99.1

First Cash Reports Second Quarter Earnings per Share of $0.55;
Growth in Pawn Receivables and Retail Sales Drive Solid Results;
Company Reaffirms Second Half EBITDA Growth of 17% to 20%
____________________________________________________________

ARLINGTON, Texas (July 17, 2014) -- First Cash Financial Services, Inc. (NASDAQ: FCFS), a leading international operator of retail pawn stores in the U.S. & Mexico, today announced revenue, net income and earnings per share for the three-month period ended June 30, 2014. The growth in revenue and earnings continued to be driven by the Company's pawn operations in both the U.S. and Mexico. The Company also reaffirmed its earnings per share guidance for fiscal 2014, which implies second half EBITDA growth of 17% to 20%.

Earnings Highlights

•
Diluted earnings per share from continuing operations for the second quarter of 2014 totaled $0.55, compared to earnings per share of $0.53 in the second quarter of 2013. Year-to-date diluted earnings per share increased 10% to $1.33, compared to $1.21 in the comparable prior-year period. Second quarter earnings per share for 2014 include the impact of approximately $0.07 of incremental interest expense related to the Company's strategic long-term senior unsecured note offering in March 2014.

•	Net income for the second quarter of 2014 increased to $16.0 million, compared to $15.7 million in the second quarter of 2013.

•
EBITDA from continuing operations for the second quarter of 2014 totaled $31.4 million, an increase of 12% versus the prior-year period. For the trailing twelve months, EBITDA totaled $141.3 million. A reconciliation of this non-GAAP financial measure to net income is provided elsewhere in this release.

Revenue Highlights
All revenue growth rates presented below are calculated on a constant currency basis by applying the currency exchange rate from the comparable prior-year period to the current year's Mexican peso-denominated revenue. The average exchange rate for the second quarter of 2014 was 13.0 Mexican pesos / U.S. dollar versus 12.5 Mexican pesos / U.S. dollar in the comparable prior-year period.

•	Total revenue for the second quarter of 2014 was $165 million, an increase of 19%, compared to the second quarter of 2013. Year-to-date revenue increased 13%, compared to the first six months of 2013.

•	On a geographic basis, 56% of total second quarter revenue was generated in Mexico, while 44% was generated from U.S. operations.

•	Retail merchandise sales increased by 19% for the second quarter of 2014, compared to the prior-year period. Second quarter retail sales increased 30% in the U.S. and 13% in Mexico.

•
Consolidated revenue from pawn loan fees increased 13% for the second quarter of 2014, with U.S. fees up 18% due primarily to continued momentum from acquisitions. Pawn fees in Mexico increased 10% over the prior-year period, which compares favorably on a sequential basis to the growth rate of 6% in both the first quarter of 2014 and the fourth quarter of 2013, and reflects accelerating growth in pawn receivables during the second quarter.

•
Same-store core revenue in the Company's pawn stores (which excludes wholesale jewelry scrapping) for the second quarter increased 5% in Mexico, decreased 5% in the U.S. and increased 1%, on a consolidated basis, as compared to the prior-year period.

•
Gross profit from non-core wholesale scrap jewelry operations in the second quarter of 2014 totaled $2.1 million, compared to $717,000 in the prior-year quarter. The limited amount of gold sold in the second quarter of 2013 was due to the Company's election to dispose of the majority of scrap jewelry in the third quarter of 2013. The gross margin for scrap jewelry sales was 17% in the second quarter of 2014, compared to the prior-year margin of 13%. Scrap jewelry accounted for only 2% of net revenue for the second quarter.

•
Short-term loan and credit services revenue decreased 16% in the second quarter of 2014, compared to the prior-year period. The decline represents a continuation of added regulatory restrictions and store contraction in Texas. The non-core U.S. short-term loan business comprised only 5% of total revenue in the second quarter of 2014 and is anticipated to contribute less than 5% of total revenues by year end.

Pawn Metrics

•
Total pawn loans outstanding (receivable from customers) increased by 10% on a year-over-year basis as loans grew 14% in Mexico and 7% in the U.S. The growth in Mexico was especially strong, compared to year-over-year total growth of 3% at the end of 2013. Same-store basis pawn loans outstanding increased 3% in total at June 30, 2014 on a year-over-year basis, compared to a same-store decrease of 4% in the previous sequential quarter ended March 31, 2014.

•
The consolidated gross margin on retail merchandise sales was 39% during the second quarter of 2014, which was consistent with the gross margin in the second quarter of 2013 and the first quarter of 2014. The average monthly pawn loan portfolio yield was also unchanged at 14% for the second quarter and the same quarter last year, reflecting consistent pawn redemption trends.

•
Consolidated annualized inventory turns for the twelve months ended June 30, 2014 were 3.8 times per year and aged inventory (items held for over a year) accounted for 3% of total inventory. Total inventories at June 30, 2014 decreased 5% over the prior year largely as a result of reduced scrap jewelry inventories and optimizing inventory levels at previously acquired stores. Total inventories as a percentage of pawn receivables are currently tracking at historical norms.

New Store Openings

•
The Company added 13 large format pawn store locations during the second quarter of 2014, composed of 12 new stores in Mexico and one new store in the U.S., and remains on track to reach its 2014 store growth targets in the U.S. and Mexico.

•	As of June 30, 2014, the Company had 616 stores in Mexico, of which 571 are large format, full-service pawn stores and 310 stores in the U.S., of which 230 are large format, full-service pawn stores.
Financial Metrics

•	Return on equity for the trailing twelve months ended June 30, 2014, was 21%, while return on assets was 13%.

•	Consolidated net operating margin (pre-tax income) was 17% for the trailing twelve month period, while the store-level operating profit margin was 26% for the trailing twelve month period.

•
The EBITDA margin from continuing operations was 20% for the trailing twelve months ended June 30, 2014. EBITDA from continuing operations and free cash flow are defined in the detailed reconciliation of these non-GAAP financial measures provided elsewhere in this release.

Liquidity

•
For the twelve months ended June 30, 2014, the Company utilized operating cash flows, availability under its credit facility and the proceeds from the March 2014 senior unsecured note offering to invest $49 million in acquisitions, $28 million in capital expenditures and $13 million in stock repurchases.

•
The Company repurchased 235,000 shares of its common stock during the second quarter of 2014 at an aggregate cost of $13 million. At June 30, 2014, a total of 536,000 shares remained available for repurchase under the current 1.5 million share repurchase authorization.

•	The Company ended the quarter with $84 million in cash on its balance sheet and $160 million of availability under its revolving bank credit facility.

•
The leverage ratio at June 30, 2014 (outstanding indebtedness divided by trailing twelve months EBITDA from continuing operations) was 1.4 to 1. Net debt, defined as funded debt less invested cash, was $153 million at June 30, 2014 and the ratio of net debt to equity was 0.35 to 1.

Fiscal 2014 Outlook

•
The Company continues to expect fiscal 2014 fully diluted earnings per share to be within its previously announced range of $3.00 to $3.15 per diluted share. As previously reported, the impact of the incremental borrowing costs from the March 2014 issuance of the senior unsecured notes will likely keep earnings at the lower end of the guidance range. The EPS guidance range implies second half EBITDA growth in a range of 17% to 20%, the majority of which will occur in the fourth quarter. As a reminder, third quarter 2013 earnings per share were $0.79 and included a non-recurring tax benefit of approximately $0.11 per share and the incremental deferred scrap sale benefit of approximately $0.01 per share (tax effected). Due to these prior year benefits, third quarter 2014 earnings per share are anticipated to be lower than the prior-year comparable quarter.

•
The Company expects to add approximately 75 to 85 new stores in 2014. It anticipates that most of the additions will continue to be large format pawn stores in Mexico, but also includes 10 to 15 new builds and small acquisitions in the U.S. Additionally, the Company will continue to look opportunistically for large format pawn acquisitions in strategic markets, which could further increase store additions for 2014.

•
Revenue growth in 2014 is expected to be generated exclusively from core pawn operations, partially offset by the continued de-emphasis of payday lending operations. Approximately 95% of total 2014 revenues are expected to be derived from growing pawn operations.

•
The Company's guidance assumptions continue to reflect the impact of lower gold prices and reduced scrap volumes on scrap jewelry revenues and pawn loan balances and the continued contraction of non-core payday lending revenues. Earnings guidance estimates for 2014 are based on an average Mexican peso exchange rate of 13.0:1, gold prices in the range of $1,200 to $1,300 per ounce, and an anticipated income tax rate of approximately 32% for the remainder of fiscal 2014.

Commentary and Analysis
Mr. Rick Wessel, chief executive officer, commented on the second quarter results, “We are pleased to report second quarter earnings. Year-over-year EBITDA increased 12% for the quarter, which was significantly greater than recent sequential quarters. Driven by solid growth in pawn receivables in the second quarter, we believe that we are well positioned for continued growth in our core pawn revenues over the balance of 2014.”

“In Mexico, we saw pawn loan demand continue to rebound during the second quarter after the significant seasonal slowdown during the fourth quarter of 2013. At quarter end, pawn loan balances increased 14% over the prior year, a strong sequential improvement over 6% growth in the first quarter and 3% growth in the fourth quarter of last year. This momentum reinforces our belief in the long-term consistency in product demand and growth opportunities ahead from both new store openings and by gaining market share from small format 'gold-only' focused operators.”

“In the U.S., we continue to believe there are significant expansion opportunities primarily through strategic local and regional acquisitions. Over the past 18 months, we acquired or opened 48 U.S. locations, including accretive regional acquisitions in new markets in both Texas and South Carolina. The integration of these acquisitions has gone well and we are rapidly optimizing inventory levels, margins and product mix at these recently acquired stores. The pawn industry remains fragmented in the U.S. with approximately 80% of the stores still independently owned and operated and we believe we can continue to expand our store base in the U.S. through strategic consolidation.”

“As we begin the second half of the year, we anniversary the rapid decline in gold we experienced in the second quarter of last year. This significant decline not only impacted our scrap gold margins, although scrap gold has only accounted for 2% of our gross profit over the past 12 months, but also the amount we loan against gold jewelry. Assuming a stable gold market, we anticipate these variables associated with gold will 'normalize' in the second half of the year and subsequently anticipate EBITDA growth in the range of 17% to 20% for the remainder of the year.”

“Over the past 25 years, we have experienced consistent long-term demand across economic cycles and believe we are well positioned to take advantage of the favorable population growth and demographic trends in our key markets. We believe our focus on retail merchandise sales of consumer electronics, tools, household appliances, and jewelry provides a compelling value proposition for mainstream consumers in both the U.S. and Mexico. Our pawn lending services are appealing to customers as compared to competitive alternatives because our stores can provide a source of credit in less than 10 minutes and require no underwriting, credit check, or bank account.”

“In summary, we have demonstrated a history of significant and consistent earnings growth. Over the past five years, our EBITDA from continuing operations has grown from $71 million to over $140 million today, a compounded growth rate of 17%. We believe our recent financing activity further strengthens the long-term growth potential of First Cash and provides additional resources to continue to increase our pawn-focused store growth, revenue growth and earnings growth. We believe our focused business model, coupled with our strong balance sheet, positions us to drive sustainable long-term growth in shareholder value.”

Forward-Looking Information
This release contains forward-looking statements about the business, financial condition and prospects of First Cash Financial Services, Inc. and its wholly owned subsidiaries (together, the “Company” or “First Cash”). Forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995, can be identified by the use of forward-looking terminology such as “believes,” “projects,” “expects,” “may,” “estimates,” “should,” “plans,” “targets,” “intends,” “could,” or “anticipates,” or the negative thereof, or other variations thereon, or comparable terminology, or by discussions of strategy or objectives. Forward-looking statements can also be identified by the fact that these statements do not relate strictly to historical or current matters. Rather, forward-looking statements relate to anticipated or expected events, activities, trends or results. Because forward-looking statements relate to matters that have not yet occurred, these statements are inherently subject to risks and uncertainties.
Forward-looking statements in this release include, without limitation, the Company’s expectations of earnings per share, earnings growth, expansion strategies, regulatory exposures, store openings, liquidity (including the availability of capital under existing credit facilities), cash flow, consumer demand for the Company’s products and services, income tax rates, currency exchange rates and the price of gold and the impacts thereof, earnings and related transaction expenses from acquisitions, the ability to successfully integrate acquisitions and other performance results. These statements are made to provide the public with management’s current assessment of the Company’s business. Although the Company believes the expectations reflected in forward-looking statements are reasonable, there can be no assurances such expectations will prove to be accurate. Security holders are cautioned such forward-looking statements involve risks and uncertainties. Certain factors may cause results to differ materially from those anticipated by the forward-looking statements made in this release. Such factors are difficult to predict and many are beyond the control of the Company and may include, without limitation, the following:

•	changes in regional, national or international economic conditions, including inflation rates, unemployment rates and energy prices;

•	changes in consumer demand, including purchasing, borrowing and repayment behaviors;

•	changes in pawn forfeiture rates and credit loss provisions;

•	changes in the market value of pawn collateral and merchandise inventories, including gold prices and the value of consumer electronics and other products;

•	changes or increases in competition;

•	the ability to locate, open and staff new stores and successfully integrate acquisitions;

•	the availability or access to sources of used merchandise inventory;

•	changes in credit markets, interest rates and the ability to establish, renew and/or extend the Company’s debt financing;

•	the ability to maintain banking relationships for treasury services and processing of certain consumer lending transactions;

•	the ability to hire and retain key management personnel;

•
new federal, state or local legislative initiatives or governmental regulations (or changes to existing laws and regulations) affecting pawn businesses, consumer loan businesses and credit services organizations (in both the United States and Mexico);

•	risks and uncertainties related to foreign operations in Mexico;

•	changes in import/export regulations and tariffs or duties;

•	changes in anti-money laundering and gun control regulations;

•	unforeseen litigation;

•	changes in tax rates or policies in the U.S. and Mexico;

•	changes in foreign currency exchange rates;

•	inclement weather, natural disasters and public health issues;

•	security breaches, cyber attacks or fraudulent activity;

•	a prolonged interruption in the Company’s operations of its facilities, systems, and business functions, including its information technology and other business systems;

•	the implementation of new, or changes in the interpretation of existing, accounting principles or financial reporting requirements; and

•	future business decisions.
These and other risks, uncertainties and regulatory developments are further and more completely described in the Company’s 2013 annual report on Form 10-K filed with the Securities and Exchange Commission on February 28, 2014, including the risks described in Item 1A “Risk Factors.” Many of these risks and uncertainties are beyond the ability of the Company to control, nor can the Company predict, in many cases, all of the risks and uncertainties that could cause its actual results to differ materially from those indicated by the forward-looking statements. The forward-looking statements contained in this release speak only as of the date of this release, and the Company expressly disclaims any obligation or undertaking to report any updates or revisions to any such statement to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which any such statement is based, except as required by law.

About First Cash

Founded in 1988, First Cash is a leading international operator of retail pawn stores, which account for approximately 95% of the Company's revenues. First Cash focuses on serving cash and credit constrained consumers through its retail locations, which buy and sell a wide variety of jewelry, electronics, tools and other merchandise, and make small consumer pawn loans secured by pledged personal property. Today, First Cash owns and operates 929 stores in 12 U.S. states and 27 states in Mexico.

First Cash is a component company in both the Standard & Poor’s SmallCap 600 Index® and the Russell 2000 Index®. First Cash’s common stock (ticker symbol “FCFS”) is traded on the NASDAQ Global Select Market, which has the highest initial listing standards of any stock exchange in the world based on financial and liquidity requirements.

STORE COUNT ACTIVITY

The following table details store openings for the three months ended June 30, 2014:

	Pawn Locations		Consumer
	Large	Small	Loan	Total
	Format (1)	Format (2)	Locations (3)	Locations
Domestic:
Total locations, beginning of period	229	24	57	310
New locations opened	1	—	—	1
Locations closed or consolidated	—	(1)	—	(1)
Total locations, end of period	230	23	57	310

International:
Total locations, beginning of period	560	17	28	605
New locations opened	12	—	—	12
Locations closed or consolidated	(1)	—	—	(1)
Total locations, end of period	571	17	28	616

Total:
Total locations, beginning of period	789	41	85	915
New locations opened	13	—	—	13
Locations closed or consolidated	(1)	(1)	—	(2)
Total locations, end of period	801	40	85	926

(1)
The large format locations include retail showrooms and accept a broad array of pawn collateral including consumer electronics, appliances, power tools, jewelry and other general merchandise items. At June 30, 2014, 122 of the U.S. large format pawn stores also offered consumer loans or credit services products.

(2)
The small format locations typically have limited retail operations and primarily accept jewelry and small electronic items as pawn collateral and also offer consumer loans or credit services products.

(3)
The Company’s U.S. free-standing, small format consumer loan locations offer a credit services product and are all located in Texas. The Mexico locations offer small, short-term consumer loans. The Company’s credit services operations also include an internet distribution channel for customers residing in the state of Texas.

The following table details store openings for the six months ended June 30, 2014:

	Pawn Locations		Consumer
	Large	Small	Loan	Total
	Format (1)	Format (2)	Locations (3)	Locations
Domestic:
Total locations, beginning of period	227	25	57	309
New locations opened	3	1	—	4
Locations acquired	1	—	—	1
Store format conversions	1	(1)	—	—
Locations closed or consolidated	(2)	(2)	—	(4)
Total locations, end of period	230	23	57	310

International:
Total locations, beginning of period	552	17	28	597
New locations opened	20	—	—	20
Locations closed or consolidated	(1)	—	—	(1)
Total locations, end of period	571	17	28	616

Total:
Total locations, beginning of period	779	42	85	906
New locations opened	23	1	—	24
Locations acquired	1	—	—	1
Store format conversions	1	(1)	—	—
Locations closed or consolidated	(3)	(2)	—	(5)
Total locations, end of period	801	40	85	926

(1)
The large format locations include retail showrooms and accept a broad array of pawn collateral including consumer electronics, appliances, power tools, jewelry and other general merchandise items. At June 30, 2014, 122 of the U.S. large format pawn stores also offered consumer loans or credit services products.

(2)
The small format locations typically have limited retail operations and primarily accept jewelry and small electronic items as pawn collateral and also offer consumer loans or credit services products.

(3)
The Company’s U.S. free-standing, small format consumer loan locations offer a credit services product and are all located in Texas. The Mexico locations offer small, short-term consumer loans. The Company’s credit services operations also include an internet distribution channel for customers residing in the state of Texas.

FIRST CASH FINANCIAL SERVICES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
	(in thousands, except per share data)
Revenue:
Retail merchandise sales	$97,188	$83,900	$195,896	$165,670
Pawn loan fees	47,555	43,052	95,193	86,203
Consumer loan and credit services fees	8,416	10,085	18,200	21,852
Wholesale scrap jewelry revenue	12,167	5,317	25,814	28,541
Total revenue	165,326	142,354	335,103	302,266

Cost of revenue:
Cost of retail merchandise sold	59,093	51,092	119,583	99,131
Consumer loan and credit services loss provision	2,236	2,515	3,979	4,624
Cost of wholesale scrap jewelry sold	10,076	4,600	21,164	23,104
Total cost of revenue	71,405	58,207	144,726	126,859

Net revenue	93,921	84,147	190,377	175,407

Expenses and other income:
Store operating expenses	48,934	43,308	97,426	86,113
Administrative expenses	13,615	12,764	26,944	25,856
Depreciation and amortization	4,325	3,733	8,597	7,358
Interest expense	3,910	633	5,346	1,352
Interest income	(262)	(51)	(343)	(198)
Total expenses and other income	70,522	60,387	137,970	120,481

Income from continuing operations before income taxes	23,399	23,760	52,407	54,926

Provision for income taxes	7,384	8,106	13,438	19,092

Income from continuing operations	16,015	15,654	38,969	35,834

Income (loss) from discontinued operations, net of tax	—	9	(272)	93
Net income	$16,015	$15,663	$38,697	$35,927

Basic income per share:
Income from continuing operations	$0.55	$0.54	$1.35	$1.23
Income (loss) from discontinued operations	—	—	(0.01)	—
Net income per basic share	$0.55	$0.54	$1.34	$1.23

Diluted income per share:
Income from continuing operations	$0.55	$0.53	$1.33	$1.21
Income (loss) from discontinued operations	—	—	(0.01)	—
Net income per diluted share	$0.55	$0.53	$1.32	$1.21

Weighted average shares outstanding:
Basic	28,938	29,167	28,945	29,240
Diluted	29,341	29,603	29,341	29,779

FIRST CASH FINANCIAL SERVICES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	June 30,		December 31,
	2014	2013	2013
	(in thousands)
ASSETS
Cash and cash equivalents	$84,055	$32,706	$70,643
Pawn loan fees and service charges receivable	17,808	16,354	16,689
Pawn loans	123,901	112,212	115,234
Consumer loans, net	1,339	1,504	1,450
Inventories	77,587	82,005	77,793
Other current assets	7,072	3,871	8,413
Total current assets	311,762	248,652	290,222

Property and equipment, net	112,488	97,734	108,137
Goodwill, net	254,918	220,418	251,241
Other non-current assets	15,559	8,639	9,373
Total assets	$694,727	$575,443	$658,973

LIABILITIES AND STOCKHOLDERS' EQUITY
Current portion of notes payable	$—	$3,268	$3,326
Accounts payable and accrued liabilities	42,400	31,759	38,023
Income taxes payable	—	506	7,412
Total current liabilities	42,400	35,533	48,761

Revolving unsecured credit facility	—	153,000	182,000
Notes payable, net of current portion	—	6,704	5,026
Senior unsecured notes	200,000	—	—
Deferred income tax liabilities	9,970	14,404	8,827
Total liabilities	252,370	209,641	244,614

Stockholders' equity:
Preferred stock	—	—	—
Common stock	394	393	394
Additional paid-in capital	178,978	175,555	176,675
Retained earnings	536,425	449,809	497,728
Accumulated other comprehensive income (loss) from
cumulative foreign currency translation adjustments	(7,439)	(7,268)	(7,751)
Common stock held in treasury, at cost	(266,001)	(252,687)	(252,687)
Total stockholders' equity	442,357	365,802	414,359
Total liabilities and stockholders' equity	$694,727	$575,443	$658,973

FIRST CASH FINANCIAL SERVICES, INC.
OPERATING INFORMATION
(UNAUDITED)

The following table details the components of revenue for the three months ended June 30, 2014, as compared to the three months ended June 30, 2013 (in thousands). Constant currency results exclude the effects of foreign currency translation and are calculated by translating current-year results at prior-year average exchange rates, which is more fully described elsewhere in this release.

	Three Months Ended				Increase/(Decrease)
	June 30,				Constant Currency
	2014	2013	Increase/(Decrease)		Basis
Domestic revenue:
Retail merchandise sales	$37,877	$29,094	$8,783	30%	30%
Pawn loan fees	20,381	17,209	3,172	18%	18%
Consumer loan and credit services fees	7,710	9,177	(1,467)	(16)%	(16)%
Wholesale scrap jewelry revenue	6,865	1,556	5,309	341%	341%
	72,833	57,036	15,797	28%	28%
International revenue:
Retail merchandise sales	59,311	54,806	4,505	8%	13%
Pawn loan fees	27,174	25,843	1,331	5%	10%
Consumer loan and credit services fees	706	908	(202)	(22)%	(19)%
Wholesale scrap jewelry revenue	5,302	3,761	1,541	41%	41%
	92,493	85,318	7,175	8%	13%
Total revenue:
Retail merchandise sales	97,188	83,900	13,288	16%	19%
Pawn loan fees	47,555	43,052	4,503	10%	13%
Consumer loan and credit services fees	8,416	10,085	(1,669)	(17)%	(16)%
Wholesale scrap jewelry revenue (1)	12,167	5,317	6,850	129%	129%
	$165,326	$142,354	$22,972	16%	19%

(1)
Wholesale scrap jewelry revenue during the three months ended June 30, 2014, consisted primarily of gold sales, of which approximately 8,000 ounces were sold at an average price of $1,318 per ounce, compared to approximately 2,100 ounces of gold sold at $1,561 per ounce in the prior-year period. The limited amount of gold sold in the second quarter of 2013 was due to the Company's election to defer the sale of approximately 7,700 ounces of gold until the third quarter of 2013.

FIRST CASH FINANCIAL SERVICES, INC.
OPERATING INFORMATION (CONTINUED)
(UNAUDITED)

The following table details the components of revenue for the six months ended June 30, 2014, as compared to the six months ended June 30, 2013 (in thousands). Constant currency results exclude the effects of foreign currency translation and are calculated by translating current-year results at prior-year average exchange rates, which is more fully described elsewhere in this release.

	Six Months Ended				Increase/(Decrease)
	June 30,				Constant Currency
	2014	2013	Increase/(Decrease)		Basis
Domestic revenue:
Retail merchandise sales	$83,452	$62,806	$20,646	33%	33%
Pawn loan fees	43,283	36,048	7,235	20%	20%
Consumer loan and credit services fees	16,822	20,065	(3,243)	(16)%	(16)%
Wholesale scrap jewelry revenue	15,408	15,506	(98)	(1)%	(1)%
	158,965	134,425	24,540	18%	18%
International revenue:
Retail merchandise sales	112,444	102,864	9,580	9%	14%
Pawn loan fees	51,910	50,155	1,755	3%	8%
Consumer loan and credit services fees	1,378	1,787	(409)	(23)%	(19)%
Wholesale scrap jewelry revenue	10,406	13,035	(2,629)	(20)%	(20)%
	176,138	167,841	8,297	5%	9%
Total revenue:
Retail merchandise sales	195,896	165,670	30,226	18%	21%
Pawn loan fees	95,193	86,203	8,990	10%	13%
Consumer loan and credit services fees	18,200	21,852	(3,652)	(17)%	(16)%
Wholesale scrap jewelry revenue (1)	25,814	28,541	(2,727)	(10)%	(10)%
	$335,103	$302,266	$32,837	11%	13%

(1)
Wholesale scrap jewelry revenue during the six months ended June 30, 2014 consisted primarily of gold, of which approximately 16,900 ounces sold at an average selling price of $1,311 per ounce, compared to approximately 14,500 ounces of gold sold at $1,637 per ounce in the prior-year period. The limited amount of gold sold in the second quarter of 2013 was due to the Company's election to defer the sale of approximately 7,700 ounces of gold until the third quarter of 2013.

FIRST CASH FINANCIAL SERVICES, INC.
OPERATING INFORMATION (CONTINUED)
(UNAUDITED)

The following table details customer loans and inventories held by the Company and active credit service organization (“CSO”) credit extensions from an independent third-party lender as of June 30, 2014, as compared to June 30, 2013 (in thousands). Constant currency results exclude the effects of foreign currency translation and are calculated by translating current-year balances at the prior-year end-of-period exchange rate, which is more fully described elsewhere in this release.

					Increase/(Decrease)
	Balance at June 30,				Constant Currency
	2014	2013	Increase/(Decrease)		Basis
Domestic:
Pawn loans	$63,000	$58,887	$4,113	7%	7%
CSO credit extensions held by independent third-party (1)	10,258	11,055	(797)	(7)%	(7)%
Other consumer loans	772	769	3	—%	—%
	74,030	70,711	3,319	5%	5%
International:
Pawn loans	60,901	53,325	7,576	14%	14%
Other consumer loans	567	735	(168)	(23)%	(23)%
	61,468	54,060	7,408	14%	14%
Total:
Pawn loans	123,901	112,212	11,689	10%	10%
CSO credit extensions held by independent third-party (1)	10,258	11,055	(797)	(7)%	(7)%
Other consumer loans	1,339	1,504	(165)	(11)%	(11)%
	$135,498	$124,771	$10,727	9%	9%
Pawn inventories:
Domestic pawn inventories	$36,370	$38,534	$(2,164)	(6)%	(6)%
International pawn inventories	41,217	43,471	(2,254)	(5)%	(5)%
	$77,587	$82,005	$(4,418)	(5)%	(5)%

(1)
CSO amounts outstanding are composed of the principal portion of active CSO extensions of credit by an independent third-party lender, which are not included on the Company's balance sheet, net of the Company's estimated fair value of its liability under the letters of credit guaranteeing the extensions of credit.

FIRST CASH FINANCIAL SERVICES, INC.
OPERATING INFORMATION (CONTINUED)
(UNAUDITED)

The following table details the composition of pawn collateral and the average outstanding pawn loan receivable as of June 30, 2014, as compared to June 30, 2013.

	Balance at June 30,
	2014	2013
Composition of pawn collateral:
Domestic pawn loans:
General merchandise	45%	39%
Jewelry	55%	61%
	100%	100%
International pawn loans:
General merchandise	88%	87%
Jewelry	12%	13%
	100%	100%
Total pawn loans:
General merchandise	66%	64%
Jewelry	34%	36%
	100%	100%
Average outstanding pawn loan amount:
Domestic pawn loans	$162	$169
International pawn loans	71	70
Total pawn loans	100	97

FIRST CASH FINANCIAL SERVICES, INC.
NON-GAAP FINANCIAL INFORMATION
(UNAUDITED)

The Company uses certain financial calculations such as EBITDA from continuing operations, free cash flow and constant currency results (as defined or explained below) as factors in the measurement and evaluation of the Company’s operating performance and period-over-period growth. The Company derives these financial calculations on the basis of methodologies other than GAAP, primarily by excluding from a comparable GAAP measure certain items that the Company does not consider to be representative of its actual operating performance. These financial calculations are “non-GAAP financial measures” as defined in Securities and Exchange Commission (“SEC”) rules. The Company uses these financial calculations in operating its business because management believes they are less susceptible to variances in actual operating performance that can result from the excluded items and other infrequent charges. The Company presents these financial measures to investors because management believes they are useful to investors in evaluating the primary factors that drive the Company’s operating performance and because management believes they provide greater transparency into the Company’s results of operations. However, items that are excluded and other adjustments and assumptions that are made in calculating EBITDA from continuing operations, free cash flow and constant currency results are significant components in understanding and assessing the Company’s financial performance. These non-GAAP financial measures should be evaluated in conjunction with, and are not a substitute for, the Company’s GAAP financial measures. Further, because these non-GAAP financial measures are not determined in accordance with GAAP and are thus susceptible to varying calculations, EBITDA from continuing operations, free cash flow and constant currency results as presented may not be comparable to other similarly titled measures of other companies.

FIRST CASH FINANCIAL SERVICES, INC.
NON-GAAP FINANCIAL INFORMATION (CONTINUED)
(UNAUDITED)

Earnings from Continuing Operations Before Interest, Taxes, Depreciation and Amortization
The Company defines EBITDA from continuing operations as net income (loss) before income (loss) from discontinued operations net of tax, income taxes, depreciation and amortization, interest expense and interest income. EBITDA from continuing operations is commonly used by investors to assess a company’s leverage capacity, liquidity and financial performance. However, EBITDA from continuing operations has limitations as an analytical tool and should not be considered in isolation or as a substitute for net income (loss) or other statement of income data prepared in accordance with GAAP. The following table provides a reconciliation of net income to EBITDA from continuing operations (in thousands):

					Trailing Twelve
	Three Months Ended		Six Months Ended		Months Ended
	June 30,		June 30,		June 30,
	2014	2013	2014	2013	2014	2013
Net income	$16,015	$15,663	$38,697	$35,927	$86,616	$82,425
(Income) loss from discontinued operations, net of tax	—	(9)	272	(93)	998	599
Income from continuing operations	16,015	15,654	38,969	35,834	87,614	83,024
Adjustments:
Income taxes	7,384	8,106	13,438	19,092	30,059	42,731
Depreciation and amortization	4,325	3,733	8,597	7,358	16,600	14,168
Interest expense	3,910	633	5,346	1,352	7,486	2,587
Interest income	(262)	(51)	(343)	(198)	(467)	(297)
Earnings from continuing operations before interest, taxes, depreciation and amortization	$31,372	$28,075	$66,007	$63,438	$141,292	$142,213

EBITDA from continuing operations margin calculated as follows:
Total revenue from continuing operations	$165,326	$142,354	$335,103	$302,266	$693,685	$629,223
Earnings from continuing operations before interest, taxes, depreciation and amortization	31,372	28,075	66,007	63,438	141,292	142,213
EBITDA from continuing operations as a percentage of revenue	19%	20%	20%	21%	20%	23%

Leverage ratio (indebtedness divided by EBITDA from continuing operations):
Indebtedness					$200,000	$162,972
Earnings from continuing operations before interest, taxes, depreciation and amortization					141,292	142,213
Leverage ratio					1.4:1	1.1:1

FIRST CASH FINANCIAL SERVICES, INC.
NON-GAAP FINANCIAL INFORMATION (CONTINUED)
(UNAUDITED)

Free Cash Flow
For purposes of its internal liquidity assessments, the Company considers free cash flow, which is defined as cash flow from the operating activities of continuing and discontinued operations reduced by purchases of property and equipment and net cash outflow from loan receivables. Free cash flow is commonly used by investors as a measure of cash generated by business operations that will be used to repay scheduled debt maturities and can be used to invest in future growth through new business development activities or acquisitions, repurchase stock, or repay debt obligations prior to their maturities. These metrics can also be used to evaluate the Company’s ability to generate cash flow from business operations and the impact that this cash flow has on the Company’s liquidity. However, free cash flow has limitations as an analytical tool and should not be considered in isolation or as a substitute for cash flow from operating activities, including discontinued operations, or other income statement data prepared in accordance with GAAP. The following table reconciles “net cash flow from operating activities” to “free cash flow” (in thousands):

	Trailing Twelve Months Ended
	June 30,
	2014	2013
Cash flow from operating activities, including discontinued operations	$110,611	$94,102
Cash flow from investing activities:
Loan receivables	(1,007)	(14,109)
Purchases of property and equipment	(28,357)	(22,464)
Free cash flow	$81,247	$57,529

Constant Currency
The Company's reporting currency is the U.S. dollar. However, certain performance metrics discussed in this release are presented on a “constant currency” basis, which may be considered a non-GAAP measurement of financial performance under GAAP. The Company’s management uses constant currency results to evaluate operating results of certain business operations in Mexico, which are transacted in Mexican pesos. Pawn scrap jewelry in Mexico is sold in U.S. dollars and, accordingly, does not require a constant currency adjustment. Constant currency results reported herein are calculated by translating certain balance sheet and income statement items denominated in Mexican pesos using the exchange rate from the prior-year comparable period, as opposed to the current comparable period, in order to exclude the effects of foreign currency rate fluctuations for purposes of evaluating period-over-period comparisons. For balance sheet items, the end-of-period exchange rate of 13.0 to 1 at June 30, 2013 was used. The exchange rate at June 30, 2014 was also 13.0 to 1. For income statement items, the average closing daily exchange rate for the appropriate period was used. The average exchange rate for the prior-year quarter ended June 30, 2013 was 12.5 to 1, compared to the current-quarter rate of 13.0 to 1. The average exchange rate for the prior-year six-month period ended June 30, 2013 was 12.6 to 1, compared to the current year-to-date rate of 13.1 to 1.

For further information, please contact:
Gar Jackson
Global IR Group
Phone:     (949) 873-2789
Email:     gar@globalirgroup.com

Doug Orr, Executive Vice President and Chief Financial Officer
Phone:    (817) 505-3199
Email:     investorrelations@firstcash.com
Website:    www.firstcash.com